(21)     Subsidiaries of the Company

          Name                              State of
                                         Incorporation


     John F. Beasley Construction Company*      TX
     Greenway Corporation                       MD
     IAF Transfer Corporation*                  VA
     Insurance Risk Management Group, Inc.      VA
     Piedmont Metal Products, Inc.              VA
     S.I.P. Inc. of Delaware                    DE
     Williams Bridge Company                    VA
     WEI, Inc.*                                 DC
     Williams Equipment Corporation             DC
     WII Realty Management, Inc.                VA
     Williams Steel Erection Company, Inc.      VA

 * Not Active